Exhibit 5
Opinion and Consent of Gregory M. Wilson

                                Gregory M. Wilson
                                 Attorney at Law
                              18610 East 32nd Ave.
                              Greenacres, WA 99016
                               Tel. (509) 891-8373
                               Fax (509) 891-8382

November 2, 2006

Board of Directors
Tidelands Oil & Gas Corporation
1862 W. Bitters Rd.
San Antonio, TX 78248

I have acted as counsel to Tidelands Oil & Gas Corporation, a Nevada corporation (the "Company"), in connection with its filing of a Registration Statement on Form S-8 Post Effective Amendment No. 1 and Reoffer Prospectus, (the " Registration Statement ") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the " Act "), relating to the offering of up to 5,000,000 shares of the Company's common stock, par value $.0001 per share (the " Common Stock ") under the Company's 2004 Non-Qualified Stock Grant and Option Plan, (the "Plan"), including 1,150,000 common shares offered for sale by the selling stockholder listed in the reoffer prospectus contained in the Registration Statement.

In my capacity as counsel, I have reviewed the Registration Statement and the corporate actions of the Company in connection with this matter, and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, and other evidence as I have deemed necessary or appropriate for the purposes of the opinion hereinafter expressed.

My opinion is limited to the date hereof and I do not in any event undertake to advise you of any facts or circumstances occurring or coming to my attention subsequent to the date hereof.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, I am of the opinion that when the Registration Statement has become effective under the Act and (i) with respect to the shares of common stock that have not been issued under the Plan, when such shares have been issued, sold and delivered in compliance with the Plan and applicable federal and state securities laws and in the manner described in the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable and (ii) with respect to the previously issued shares of Common Stock, such shares are duly authorized, validly issued, fully paid and non-assessable.

I consent to the reference to this firm in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder.

I am a member of the Bar of the State of Washington and do not hold myself out as being an expert on laws other than laws of the State of Washington and the laws of the United States of America. To the extent my opinion is based on Nevada corporate law, I have relied on an unofficial compilation of the Nevada Revised Business Corporation Act.

Sincerely,


Gregory M. Wilson